Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1/A (Amendment No. 10) of our firm’s audit report dated 24 September 2008 except as to the revised disclosures in notes 2 and 5 to the financial statements, which are dated 12 December 2008, and Note 12, Subsequent Events, which is dated 12 August 2009, relating to the financial statements of Smart Kids Group, Inc., for the years ended June 30, 2008 and 2007 appearing elsewhere in this Registration Statement.

We also consent to the reference to Conner & Associates, PC under the heading “Experts” in such Prospectus.

/s/ Conner & Associates, PC
Conner & Associates, PC
Newtown, Pennsylvania
12 August 2009